EXHIBIT 99.1

PRESS RELEASE

Beazer Homes Reports First Quarter Fiscal 2012 Results

ATLANTA, February 2, 2012 – Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter ended December 31, 2011.

“I am pleased with our results for the quarter,” said Allan Merrill, President and Chief Executive Officer of Beazer Homes. “In spite of still challenging market conditions, our team managed to generate a 36% improvement in year-over-year new home orders while reducing overhead costs in dollar and percentage terms. While we have a lot of work in front of us to return to sustainable profitability, we are committed to delivering higher orders and closings as well as positive EBITDA for the full fiscal year.”

Summary results of the quarter are as follows:

As of December 31, 2011

•	Total cash and cash equivalents: $550 million, including unrestricted cash of approximately $273 million

•	Stockholders’ equity: $200 million, not including $57.5 million of mandatory convertible subordinated notes, which automatically convert to common stock at maturity in 2013

•	Total backlog from continuing operations: 1,307 homes with a sales value of $315.8 million, compared to 787 homes with a sales value of $198.0 million as of December 31, 2010

•	Land and lots controlled: 25,998 lots (84% owned), a decrease of 3% from December 31, 2010

Quarter Ended December 31, 2011 – Results from Continuing Operations (unless otherwise specified)

•	Total new orders: 724 homes, a 36% increase from fiscal 2011
-	Cancellation rates: 35.1%, compared with 31.4% in fiscal 2011

•	Total home closings: 867 homes, a 67% increase from fiscal 2011

•	Revenue: $188.5 million, compared to $109.0 million in fiscal 2011
-	Average sales price from closings: $215,500, compared with $209,300 in fiscal 2011

•	Gross profit margin: 11.8%, compared to 10.3% in fiscal 2011. These margins were impacted by $3.5 million and $0.6 million in fiscal 2012 and fiscal 2011, respectively, for impairments and option

EXHIBIT 99.1

contract abandonments. In addition, these margins were impacted by an $11.0 million warranty recovery in fiscal 2012 and a $1.4 million warranty recovery in fiscal 2011.
-	Homebuilding gross profit margin, excluding impairments and abandonments: 13.3%, compared to 10.7% in fiscal 2011
-

Homebuilding gross profit margin, excluding impairments, abandonments and interest amortized to cost of sales: 20.2%, compared to 17.0% in fiscal 2011. Excluding the warranty-related items mentioned above, these margins would have been: 14.3%, compared to 15.8% in fiscal 2011

•

Net income from continuing operations: $0.7 million, or diluted earnings per share of $0.01, including non-cash pre-tax charges of $3.5 million for inventory impairments and a benefit from income taxes of $35.7 million. This compared to a loss from continuing operations in the first quarter of fiscal 2011 of $48.3 million, or $0.65 per share, which included non-cash pre-tax charges of $0.6 million for inventory impairments.

•

Net income: $739,000 (including net income from discontinued operations of $41,000), compared with a net loss of $48.8 million for fiscal 2011 (including a loss from discontinued operations of $0.5 million.)

•	Total Company land and land development spending: $58.2 million, compared with $62.6 million in fiscal 2011

Conference Call

The Company will hold a conference call on February 2, 2012 at 10:00 am EST to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the internet by visiting the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639. To be admitted to the call, verbally supply the passcode "BZH". A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-413-9161 or 203-369-0666 and enter the passcode “3740” (available until 11:00 pm ET on February 9, 2012), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for approximately 30 days.

Beazer Homes USA Inc., headquartered in Atlanta, Georgia, is one of the ten largest single-family homebuilders in the United States. The Company’s industry-leading high performance homes are designed to lower the total cost of home ownership while reducing energy and water consumption. With award-winning floor-plans, the Company offers homes that incorporate exceptional value and quality to consumers in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange and trades under the ticker symbol “BZH.”

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the

EXHIBIT 99.1

results discussed in the forward-looking statements, including, among other things, (i) the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the Deferred Prosecution Agreement and consent orders with governmental authorities and other settlement agreements; (ii) additional asset impairment charges or writedowns; (iii) economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates and inflation; (iv) the effect of changes in lending guidelines and regulations and the uncertain availability of mortgage financing; (v) a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures; (vi) continued or increased downturn in the homebuilding industry; (vii) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (viii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) increased competition or delays in reacting to changing consumer preference in home design; (xi) shortages of or increased prices for labor, land or raw materials used in housing production; (xii) factors affecting margins such as decreased land values underlying lot option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xiii) the performance of our joint ventures and our joint venture partners; (xiv) the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China; (xv) the cost and availability of insurance and surety bonds; (xvi) delays in land development or home construction resulting from adverse weather conditions; (xvii) potential delays or increased costs in obtaining necessary permits and possible penalties for failure to comply with laws, regulations and governmental policies; (xviii) potential exposure related to additional repurchase claims on mortgages and loans originated by Beazer Mortgage Corp.; (xix) estimates related to the potential recoverability of our deferred tax assets; (xx) effects of changes in accounting policies, standards, guidelines or principles; or (xxi) terrorist acts, acts of war and other factors over which the Company has little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

Carey Phelps

Director, Investor Relations & Corporate Communications

770-829-3700

investor.relations@beazer.com

-Tables Follow-

EXHIBIT 99.1

BEAZER HOMES USA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,
	2011	2010
Total revenue	$188,548	$108,952
Home construction and land sales expenses	162,776	97,051
Inventory impairments and option contract abandonments	3,503	639

Gross profit	22,269	11,262

Commissions	8,371	4,990
General and administrative expenses	28,194	32,503
Depreciation and amortization	2,403	1,905

Operating loss	(16,699)	(28,136)
Equity in (loss) income of unconsolidated joint ventures	(77)	238
Loss on extinguishment of debt	—	(2,902)
Other expense, net	(18,273)	(18,065)

Loss from continuing operations before income taxes	(35,049)	(48,865)
Benefit from income taxes	(35,747)	(593)

Income (loss) from continuing operations	698	(48,272)
Income (loss) from discontinued operations, net of tax	41	(536)

Net income (loss)	$739	$(48,808)

Weighted average number of shares:
Basic	74,165	73,878
Diluted	87,106	73,878

Earning (loss) per share:
Basic earning (loss) per share from continuing operations	$0.01	$(0.65)
Basic earnings (loss) per share from discontinued operations	$—	$(0.01)
Basic earnings (loss) per share	$0.01	$(0.66)

Diluted earning (loss) per share from continuing operations	$0.01	$(0.65)
Diluted earnings (loss) per share from discontinued operations	$—	$(0.01)
Diluted earnings (loss) per share	$0.01	$(0.66)

Interest Data:	Three Months Ended December 31,
	2011	2010
Capitalized interest in inventory, beginning of period	$45,973	$36,884
Interest Incurred	32,525	32,366
Capitalized interest impaired	(28)	—
Interest expense not qualified for capitalization and included as other expense	(19,117)	(18,923)
Capitalized interest amortized to house construction and land sales expenses	(12,843)	(6,894)

Capitalized interest in inventory, end of period	$46,510	$43,433

EXHIBIT 99.1

BEAZER HOMES USA, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2011	September 30, 2011
ASSETS
Cash and cash equivalents	$272,524	$370,403
Restricted cash	277,241	277,058
Accounts receivable (net of allowance of $3,875 and $3,872, respectively)	27,967	28,303
Income tax receivable	3,081	4,823
Inventory
Owned inventory	1,178,237	1,192,380
Land not owned under option agreements	14,625	11,753

Total inventory	1,192,862	1,204,133
Investments in unconsolidated joint ventures	21,489	9,467
Deferred tax assets, net	5,932	2,760
Property, plant and equipment, net	22,589	22,613
Previously owned rental homes, net	17,604	11,347
Other assets	32,568	46,570

Total assets	$1,873,857	$1,977,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$46,395	$72,695
Other liabilities	131,420	212,187
Obligations related to land not owned under option agreements	6,874	5,389
Total debt (net of discounts of $22,278 and $23,243, respectively)	1,488,785	1,488,826

Total liabilities	1,673,474	1,779,097

Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 180,000,000 shares authorized, 76,406,697 and 75,588,396 issued and outstanding, respectively)	76	76
Paid-in capital	626,014	624,750
Accumulated deficit	(425,707)	(426,446)

Total stockholders’ equity	200,383	198,380

Total liabilities and stockholders’ equity	$1,873,857	$1,977,477

Inventory Breakdown
Homes under construction	$253,904	$277,331
Development projects in progress	433,306	424,055
Land held for future development	384,938	384,761
Land held for sale	12,054	12,837
Capitalized interest	46,510	45,973
Model homes	47,525	47,423
Land not owned under option agreements	14,625	11,753

Total inventory	$1,192,862	$1,204,133

EXHIBIT 99.1

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Quarter Ended December 31,
SELECTED OPERATING DATA	2011	2010
Closings:
West region	370	216
East region	310	202
Southeast region	187	101

Continuing Operations	867	519
Discontinued Operations	15	30

Total closings	882	549

New orders, net of cancellations:
West region	303	174
East region	249	257
Southeast region	172	103

Continuing Operations	724	534
Discontinued Operations	—	19

Total new orders	724	553

Backlog units at end of period:
West region	503	227
East region	577	421
Southeast region	227	139

Continuing Operations	1,307	787
Discontinued Operations	2	13

Total backlog units	1,309	800

Dollar value of backlog at end of period (in millions)	$316.3	$201.1

Revenue (in thousands):
West region	$70,777	$39,548
East region	81,818	50,214
Southeast region	35,568	19,190
Pre-owned homes	385	—

Total revenue	$188,548	$108,952

EXHIBIT 99.1

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

(Dollars in thousands)

	Quarter Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2011	2010
Revenues
Homebuilding operations	$186,852	$108,639
Land sales and other	1,696	313

Total revenues	$188,548	$108,952

Gross profit
Homebuilding operations	$21,352	$10,951
Land sales and other	917	311

Total gross profit	$22,269	$11,262

Reconciliation of homebuilding gross profit before impairments and abandonments and interest amortized to cost of sales and the related gross margins to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below:

	000000	000000	000000	000000
	Quarter Ended December 31,
	2011		2010
Homebuilding gross profit	$21,352	11.4%	$10,951	10.1%
Inventory impairments and lot option abandonments (I&A)	3,503		639

Homebuilding gross profit before I&A	24,855	13.3%	11,590	10.7%
Interest amortized to cost of sales	12,843		6,894

Homebuilding gross profit before I&A and interest amortized to cost of sales	$37,698	20.2%	$18,484	17.0%

Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and impairments) to net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments.

	Quarter Ended
	December 31,
	2011	2010
Net income (loss)	$739	$(48,808)
Benefit from income taxes	(36,146)	(599)
Interest expense	31,988	25,817
Depreciation and amortization	3,703	4,878
Impairments and abandonments	3,507	921
Joint venture impairments	29	267

Adjusted EBITDA	$3,820	$(17,524)

T